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           Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated report dated April 8, 2015, relating to the financial statements of Pruco Life Flexible Premium Variable Annuity Account, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 12, 2015, relating to the consolidated financial statements of Pruco Life Insurance Company and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
November 12, 2015